                                                        EXHIBIT 10.55



[CERTAIN INFORMATION HAS BEEN OMITTED HEREIN PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2. THE REDACTED
MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION.]


                     LICENSE AND ROYALTY AGREEMENT


This LICENSE AND ROYALTY AGREEMENT is entered into as of May 1, 1996 (the "Effective Date") by and between Pfizer, Inc. ("Pfizer"), a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017 and its Affiliates and Gensia, Inc. ("Gensia"), a Delaware corporation, having an office at 9360 Towne Centre Drive, San Diego, California 92121.

WHEREAS, Pfizer desires to obtain an exclusive license to Gensia's right, title and interest in the Patent Rights so that Pfizer can manufacture, use or sell the Products; and

WHEREAS, Gensia is willing to grant such license;


NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, the parties agree as follows:

1. Definitions. The capitalized terms used in this Agreement and not defined elsewhere in it shall have the meanings specified for such terms in this Section I and in the Research Agreement.
      1.1   "Research Agreement" means the Collaborative Research
Agreement between Pfizer and Gensia effective May 1, 1996.
      1.2   [CONFIDENTIAL TREATMENT REQUESTED]

      1.3 "Net Sales" means the gross amount invoiced by Pfizer or any sublicensee of Pfizer for sales [CONFIDENTIAL TREATMENT REQUESTED].
      1.4 "Product" means any product, the manufacture, use or sale of which would infringe Patent Rights in the absence of a license.
2.    Grant of License, Term, Rights and Obligations.
      2.1 License Granted to Pfizer under the Patent Rights. Gensia grants to Pfizer the exclusive, worldwide license, including the right to grant sublicenses, to manufacture, use and sell Product for all pharmaceutical indications in human beings and animals under all Gensia's Right, title and interest in the Patent Rights (the "License"). Notwithstanding anything herein to the contrary, Gensia shall have the right to use Gensia Technology at any time and for any purpose outside the Area, and the right to use Gensia Technology in the Area following termination or expiration of this Agreement.
      2.2 Term of License Grant and Payment of Royalties. Unless terminated earlier as provided below, [CONFIDENTIAL TREATMENT REQUESTED].
      2.3   Pfizer Obligations.
            2.3.1 Pfizer shall use reasonably diligent efforts to exploit Products commercially, including, without limitation, conducting clinical trials and obtaining regulatory approvals.

            2.3.2 If Pfizer grants a sublicense pursuant to Section 2, Pfizer shall guarantee that any sublicensee fulfills all of Pfizer's obligations under this Agreement; provided, however, that Pfizer shall not be relieved of its obligations pursuant to this Agreement.
      2.4 Technical Assistance. Gensia shall provide to Pfizer or any sublicensee of Pfizer, at Pfizer's request and expense, any technical assistance reasonably necessary to enable Pfizer or such sublicensee to manufacture, use or sell each Product and to enjoy fully all the rights granted to Pfizer pursuant to this Agreement; provided, however, that Gensia is reasonably capable of providing that assistance.
      2.5 Reversion of Rights. If Pfizer discontinues the development of any Product after RFD Approval, and if such discontinuance results from circumstances other than (i) action by the U.S. Food and Drug Administration, or other regulatory body, or
(ii) a determination by Pfizer that the Product is significantly lacking in efficacy or safety, and if, at the time of such discontinuance, Pfizer has not begun development of another Product, the licenses granted to Pfizer pursuant to this Agreement shall terminate with respect to the discontinued Product. [CONFIDENTIAL TREATMENT REQUESTED]

 [CONFIDENTIAL TREATMENT REQUESTED].
      2.6 [CONFIDENTIAL TREATMENT REQUESTED] Notwithstanding anything herein to the contrary, Gensia shall have the option to acquire a license to develop and commercialize [CONFIDENTIAL TREATMENT REQUESTED], alone or with third parties, under all Pfizer's right, title and interest in the Patent Rights.
Upon exercise of such option by notice to Pfizer, the parties shall negotiate in good faith the terms of a license agreement. Such agreement shall provide that Pfizer shall grant Gensia an exclusive, worldwide, royalty-bearing license at a royalty to be negotiated, [CONFIDENTIAL TREATMENT REQUESTED], with the right to grant sublicenses, under Pfizer Technology and other Patent Rights necessary for the manufacture, use and sale of such [CONFIDENTIAL TREATMENT REQUESTED]. For a period of [CONFIDENTIAL TREATMENT REQUESTED] following the execution of such a license agreement, Pfizer shall have the right to reacquire the license to [CONFIDENTIAL TREATMENT REQUESTED] and (ii) it intends to develop for such treatment upon reimbursement to Gensia of its actual development costs incurred from the date of the exercise of Gensia's option to the date reacquisition of the license by Pfizer.

3.    Royalties, Payments of Royalties, Accounting for Records,
Milestone Payments.
      3.1 Patent Rights. Pfizer shall pay Gensia a royalty based on the Net Sales of each Product. [CONFIDENTIAL TREATMENT REQUESTED]. By way of further explanation, [CONFIDENTIAL TREATMENT REQUESTED]

 [CONFIDENTIAL TREATMENT REQUESTED].
      3.2   Royalty Rates.
            3.2.1 Pfizer shall pay Gensia a royalty for the sale of each Product under Section 2.1 as set forth in this Section 3.2.
            3.2.2 Products With One Indication. The royalty paid by Pfizer to Gensia shall be [CONFIDENTIAL TREATMENT REQUESTED] [CONFIDENTIAL TREATMENT REQUESTED]
For purposes of this Agreement, "DEA Scheduled" means a Product which is or becomes listed on one of the schedules of controlled substances set forth in 21 CFR (section)1308, as such schedules are changed, updated or republished from time to time, and "DEA Non-scheduled" means any other Product.
            3.2.3 PRODUCTS WITH MORE THAN ONE INDICATION. The royalty paid by Pfizer to Gensia for Products with more than one indication shall be [CONFIDENTIAL TREATMENT REQUESTED].

            3.2.4 PRODUCTS BASED ON PFIZER COMPOUNDS. The royalty paid by Pfizer to Gensia for Products based on compounds from Pfizer's library shall be the [CONFIDENTIAL TREATMENT REQUESTED]:

                  [CONFIDENTIAL TREATMENT REQUESTED]
            3.2.5 COST OF GOODS. In the event that Pfizer's manufacturing cost of goods, including, without limitation, all royalty payments due to Gensia, as determined in the same manner as Pfizer determines its cost of goods for any similar pharmaceutical product consistently applying generally accepted accounting principles, [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales for a particular Product, then Gensia's royalty for that Product shall be adjusted [CONFIDENTIAL TREATMENT REQUESTED]:
                  [CONFIDENTIAL TREATMENT REQUESTED]
In the event that Gensia develops a manufacturing method for a Product that is more cost effective than the method used by Pfizer, Pfizer will reasonably consider the use of such method.

                  [CONFIDENTIAL TREATMENT REQUESTED]
In the event that Gensia develops a manufacturing method for a Product that is more cost effective than the method used by Pfizer, Pfizer will reasonably consider the use of such method.
      3.3   Payment Dates. Royalties shall be paid by Pfizer on Net
Sales within sixty (60) days after the end of each calendar quarter in which such Net Sales are made. Such payments shall be accompanied by a statement showing the Net Sales of each Product by Pfizer or any sublicensee of Pfizer in each country, the applicable royalty rate for such Product, and a calculation of the amount of royalty due.
      3.4 Accounting. The Net Sales used for computing the royalties payable to Gensia by Pfizer shall be computed and paid in U.S. dollars by wire transfer. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by (a) converting such amount into dollars at a rate equal to the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as published in the WALL STREET JOURNAL for the close of the last business day of the calendar quarter for which the relevant royalty payment is to be made by Pfizer and (b) deducting the amount of any governmental tax, duty, charge, or other fee actually paid in respect of such conversion into, and remittance of dollars.
      3.5 Records. Pfizer shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by Pfizer of each Product in sufficient detail to allow the accruing royalties to be determined accurately. Gensia shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to appoint at its expense an independent certified public accountant reasonably acceptable to Pfizer to inspect the relevant records of Pfizer or its sublicensee to verify such report or statement. Pfizer shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Gensia, to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. Gensia agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Gensia to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law.
The failure of Gensia to request verification of any report or statement during said three-year period shall be considered acceptance of the accuracy of such report, and Pfizer shall have no obligation to maintain records pertaining to such report or statement beyond said three-year period. The results of each inspection, if any, shall be binding on both parties.
      3.6   Milestone Payments. Pfizer shall pay Gensia,
[CONFIDENTIAL TREATMENT REQUESTED], the payment listed opposite that Event. Payments shall be made in U.S. dollars by wire transfer.
[CONFIDENTIAL TREATMENT REQUESTED].
                  [CONFIDENTIAL TREATMENT REQUESTED]
      If Pfizer develops a Product [CONFIDENTIAL TREATMENT
REQUESTED].
      3.7 Renegotiation of Royalty Rates. The parties acknowledge that the royalty rates set forth in Section 3.2 are based on the premise that Products [CONFIDENTIAL TREATMENT REQUESTED].
      3.8 [CONFIDENTIAL TREATMENT REQUESTED] The royalty rates and milestone payments set forth above shall apply to Products [CONFIDENTIAL TREATMENT REQUESTED]. If Pfizer chooses to develop a Product [CONFIDENTIAL TREATMENT REQUESTED] the parties agree to negotiate suitable royalty rates and milestone payments.
4.    Legal Action.
      4.1 Actual or Threatened Disclosure or Infringement. When information comes to the attention of Pfizer to the effect that any Patent Rights relating to a Product have been or are threatened to be unlawfully infringed, Pfizer shall have the right at its expense to take such action as it may deem necessary to prosecute or prevent such unlawful infringement, including the right to bring or defend any suit, action or proceeding involving any such infringement;
provided, however, Pfizer shall obtain Gensia's prior consent to such part of any settlement which requires payment or other action by Gensia or has a material adverse effect on Gensia's business. Pfizer shall notify Gensia promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If
Pfizer determines that it is necessary or desirable for Gensia to join any such suit, action or proceeding, Gensia shall, at Pfizer's expense, execute all papers and perform such other acts as may be reasonable required to permit Pfizer to act in Gensia's name. If
Pfizer brings a suit, it shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all costs and expenses, including attorney's fees, related to such suit or settlement, and twenty-five percent (25%) of any funds that shall remain from said recovery shall be paid to Gensia and the balance of such funds shall be retained by Pfizer. If Pfizer does not, within one hundred twenty (120) days after giving notice to Gensia of the above-described information, notify Gensia of Pfizer's intent to bring suit against any infringer, Gensia shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so, and may join Pfizer as party plaintiff, if appropriate, in which event Gensia shall hold Pfizer free, clear and harmless from any and all costs and expenses of such litigation, including attorney's fees, and any sums recovered in any such suit or in its settlement shall belong to Gensia. However, twenty-five percent (25%) of any such sums received by Gensia, after deduction of all costs and expenses related to such suit or settlement, including attorney's fees paid, shall be paid to Pfizer.
Each party shall always have the right to be represented by counsel of its own selection and as its own expense in any suit instituted by the other for infringement under the terms of this Section. If Pfizer lacks standing and Gensia has standing to bring any such suit, action or proceeding, then Gensia shall do so at the request of Pfizer and at Pfizer's expense.
      4.2 Defense of Infringement Claims. Gensia will cooperate with Pfizer at Pfizer's expense in the defense of any suit, action or proceeding against Pfizer or any sublicensee of Pfizer alleging the infringement of the intellectual property rights of a third party by reason of the use of Patent Rights in the manufacture, use or sale of the Product. Pfizer shall give Gensia prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish Gensia a copy of each communication relating to the alleged infringement. Gensia shall give to Pfizer all authority (including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right after consultation with Gensia, to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding), information and assistance necessary to defend or settle any such suit, action or proceeding; provided, however, Pfizer shall obtain
Gensia's prior consent to such part of any settlement which requires payment or other action by Gensia or has a material adverse effect on Gensia's business. If the parties agree that Gensia should institute or join any suit, action or proceeding pursuant to this Section, Pfizer may, at Pfizer's expense, join Gensia as a defendant if necessary or desirable, and Gensia shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the prosecution of such suit, action or proceeding.
      4.3 Hold Harmless. Gensia agrees to defend, protect, indemnify and hold harmless Pfizer and any sublicensee of Pfizer, from and against any loss or expense arising from any proved claim of a third party that it has been granted rights by Gensia that Pfizer or any sublicensee of Pfizer in exercising their rights granted to Pfizer by Gensia pursuant to this Agreement, has infringed upon such rights granted to such third party by Gensia.
      4.4 Third Party Licenses. If the manufacture, use or sale by Pfizer of a Product in any country would, in the opinion of both
Pfizer and Gensia, infringe a patent owned by a third party, Pfizer and Gensia shall attempt to obtain a license under such patent. If
Pfizer obtains a license under such patent, [CONFIDENTIAL TREATMENT
REQUESTED] of any payments made by Pfizer to such third party shall be deductible from royalty payments due from Pfizer to Gensia pursuant to this Agreement; provided, however, that in no event shall royalties payable to Gensia be reduced by more than [CONFIDENTIAL
TREATMENT REQUESTED] as a result of all such deductions. All such computations, payments, and adjustments shall be on a country by country and patent by patent basis.
5. Representation and Warranty. Gensia represents and warrants to Pfizer that it has the right to grant the License granted pursuant to this Agreement, and that the License so granted does not conflict with or violate the terms of any agreement between Gensia and any third party.
6.    Treatment of Confidential Information.
      6.1   Confidentiality.
            6.1.1 Pfizer and Gensia each recognize that the other's Confidential Information constitutes highly valuable, confidential information. Subject to Pfizer's rights and obligations pursuant to this Agreement, Pfizer and Gensia each agree that during the term of the Research Agreement and for five (5) years thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all Gensia Confidential Information or Pfizer
Confidential Information, as the case may be, that is disclosed to it or to any of its Affiliates pursuant to this Agreement.
            6.1.2 Subject to Pfizer's rights and obligations pursuant to this Agreement, Pfizer and Gensia each agree that any disclosure of the other's Confidential Information to any officer, employee or agent of the other party or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Subject to Pfizer's rights and obligations pursuant to this Agreement, Pfizer and Gensia each agree not to disclose the other's Confidential Information to any third parties under any circumstance without written permission from the other party. Each party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of each other's Confidential Information as it would customarily take to preserve the confidentiality of its own
Confidential Information. Each party, upon the other's request, will return all the Confidential Information disclosed to the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request upon the termination of this Agreement except for one (I) copy which may be kept for the purpose of complying with continuing obligations under this Agreement.
      6.2 Publicity. Except as required by law, neither party may disclose the terms of this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.
      6.3 Disclosure of Inventions. Each party shall promptly inform the other about all inventions in the area that are conceived, made or developed in the course of carrying out the Research Program by employees of, consultants to, either of them solely, or jointly with employees of, or consultants to the other.
7.    Provisions Concerning the filing, Prosection and Maintenance of
Patent Rights. The following provisions relate to the filing, prosecution and maintenance of Patent Rights during the term of this
Agreement:
      7.1 Filing, Prosection and Maintenance by Gensia. With respect to Patent Rights in which Gensia employees or consultants, alone or together with Pfizer employees, or consultants are named as inventors, Gensia shall have the exclusive right and obligation:
      (a) to file applications for letters patent on any patentable invention included to Patent Rights; provided, however, that Gensia shall consult with Pfizer regarding countries in which such patent applications should be filed and shall file patent applications in those countries where Pfizer requests that Gensia file such applications; and, further provided, that Gensia, at its option and expense, may file in countries where Pfizer does not request that Gensia file such applications;
            (b) to prosecute all pending and new patent applications included within Patent Rights;
            (c) to respond to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings filed by third parties against the grant of letters patent for such applications; and
            (d) to maintain in force any letters patent included in Patent Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted. Gensia shall notify Pfizer in a timely manner of any decision to abandon a pending patent application or an issued patent included in Patent Rights. Thereafter, Pfizer shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force.
            7.1.1 Copies of Documents. Gensia shall provide to Pfizer copies of all patent applications that are part of Patent Rights prior to filing, for the purpose of obtaining substantive comment to Pfizer patent counsel. Gensia shall also provide to Pfizer copies of all documents relating to prosecution of all such patent applications in a timely manner and shall provide to Pfizer every six (6) months a report detailing their status. Pfizer shall provide to Gensia every six (6) months a report detailing the status of all patent applications that are a part of Patent Rights in which Pfizer employees or consultants alone are named as inventors.
            7.1.2 Reimbursement of Costs for Filing, Prosecuting and Maintaining Patent Rights. Within thirty (30) days of receipt of invoices from Gensia, Pfizer shall reimburse
Gensia for all the costs of filing, prosecuting, responding to opposition and maintaining patent applications and patents in countries where Pfizer requests that patent applications be filed, prosecuted and maintained. Such reimbursement shall be in addition to Funding Payments. However, Pfizer may, upon sixty (60) days' notice, request that Gensia discontinue filing or prosection of patent applications in any country and discontinue reimbursing Gensia for the costs of filing, prosecuting, responding to opposition or maintaining such patent application or patent in any country. Gensia shall pay all costs in those countries in which Pfizer does not request that Gensia file, prosecute or maintain patent applications and patents, but in which Gensia, at its option, elects to do so.
            7.1.3 Pfizer shall have the right to file on behalf of Gensia all applications and take all actions necessary to obtain patent extensions pursuant to 35 USC Section 156 for Patent Rights described in this Section 7.1 licensed to Pfizer. Gensia agrees to sign, at Pfizer's expense, such further documents and take such further action as may be requested by Pfizer in this regard.
      7.2 Filing, Prosecution and Maintenance by Pfizer. With respect to Patent Rights in which Pfizer employees or consultants alone are named as inventors, Pfizer shall have those rights and duties ascribed to Gensia in Section 7.1.
      7.3   Neither party may disclaim a Valid Claim with Patent
Right without the consent of the other.
8. Other Agreements. Concurrently with the execution of this Agreement, Gensia and Pfizer shall enter into the Research Agreement and the Stock Purchase Agreement. This
Agreement, the Stock Purchase Agreement and the Research Agreement are the sole agreements with respect to the subject matter and supersede all other agreements and understanding between the parties with respect to same.
9.    Termination and Disengagement.
      9.1 Event of Termination. The following events shall constitute events of termination ("Events of Terminations"):
            (a) Any material written representation or warranty by Gensia or Pfizer, or any of its officers, made under or in connection with this Agreement shall prove to have been incorrect in any material respect when made.
            (b) Gensia or Pfizer shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for thirty (30) days after written notice to the failing party.
            (c)   Termination of the Research Agreement pursuant to
section 9.3.1 thereof.
      9.2 Termination. Upon the occurrence of any Event of Termination, the party not responsible may, by notice to the other party, terminate this Agreement.
      9.3 Termination of this Agreement by either party, with or without cause, will not terminate the licenses granted pursuant to
Section 5.2 of the Research Agreement.
      9.4 Termination of this Agreement for any reason shall be without prejudice to:
            (a) the rights and obligations of the parties provided in Section 6 and 10;
            (b) Gensia's right to receive all royalty payments accrued hereunder; or

            (c)   any other remedies which either party may otherwise
have.
10. Indemnification. Pfizer will indemnify Gensia for damages, settlements, costs, legal fees and other expenses incurred in connection with a claim against Gensia based on any action or omission of Pfizer, its agents or employees related to the obligations of Pfizer under this Agreement; provided, however, that the foregoing shall not apply (i) if the claim if found to be based upon the negligence, recklessness or willful misconduct of Gensia, or
(ii) if Gensia fails to give Pfizer prompt notice of any claim it receives and such failure materially prejudices Pfizer with respect to any claim or action to which Pfizer's obligation pursuant to this Section applies. Pfizer, in its sole discretion, shall choose legal counsel, shall control the defense of such claim or action, and shall have the right to settle same on such terms and conditions it deems advisable; provided, however, it shall obtain Gensia's prior consent to such part which requires payment or other action by, or is likely to have a material adverse effect on the business of Gensia.
11. Notices. All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follows, or to such other address as may be designated from time to time.
      If to Pfizer:     To Pfizer at its address as set forth at the
beginning of this Agreement
                        Attention: President, Central Research
      with copy to:     Office of the General Counsel

      If to Gensia:     To Gensia at its address as set forth at the
beginning of this Agreement
                        Attention: President
      with copy to:     Vice President and General Counsel

Notices shall be deemed given as of the date received.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
13.   Miscellaneous.
      13.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.
      13.2 Headings. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.
      13.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.
      13.4 Amendment, Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.
      13.5 No Third Party Beneficiaries. No third party including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

      13.6 Assignment and Successors. This Agreement may not be assigned by either party, except that each party may assign this Agreement and the rights and interests of such party, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.
      13.7 Force Majeure. Neither Pfizer nor Gensia shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonable beyond the control of Pfizer or Gensia.
      13.8 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of the Agreement shall not be affected.
      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.
PFIZER, INC.                        GENSIA, INC.
By: /s/ George M. Milne             By: /s/ Paul K. Laikind
    -----------------------             ----------------------------
Title:President, Central Research   Title:Vice President, Corporate
      ----------------------------        -------------------------
                                          Development
                                          -----------
Date: May 3, 1996                   Date: April 25, 1996
      ----------------------------        --------------